Exhibit 99.1

FTS International announces Second QUARTER 2020 Financial and Operational Results

August 10, 2020

FORT WORTH, TEXAS -- (BUSINESS WIRE) -- FTS International, Inc. (NYSE American: FTSI) today reported its financial and operational results for the second quarter of 2020.

Michael Doss, Chief Executive Officer, commented “Due to the impacts of COVID-19 and the Saudi-Russian oil price war earlier this year, the second quarter was challenging for us and our industry. We reacted quickly in late March to adjust our business to lower demand by aggressively cutting costs to preserve liquidity. Sequentially, we were able to cut our annualized costs of revenue per active fleet by approximately $6 million and reduce our annualized SG&A by approximately $18 million.

We continue to expect a challenging market for the remainder of the year. While I am encouraged by the recent improvement in activity levels from the trough, margins are expected to remain compressed. With a firm grip on operating costs, low fleet reactivation costs and our ability to react quickly to market changes, I am confident that we will hold our position as a leader in through-cycle cash returns.”

Second Quarter 2020 Compared to the First Quarter 2020

•	Revenue was $29.5 million, down from $151.5 million
•	Net loss was $(50.7) million, compared to a loss of $(11.7) million
•	Earnings per share of $(9.43), compared to $(2.18)
•	Adjusted EBITDA was $(9.1) million, down from $22.3 million
•	Capital expenditures were $0.4 million, down from $16.4 million

Operational Update

Average active fleets during the second quarter was 5.0, down from 16.0 in the first quarter. Utilization of our active fleets averaged 46% during the second quarter, resulting in fully-utilized fleets of 2.3 during the second quarter. This compares to 88% utilization and fully-utilized fleets of 14.0 during the first quarter.

We completed 1,468 stages during the second quarter, or 638 stages per fully-utilized fleet. This compares to 6,888 stages during the first quarter, or 492 stages per fully-utilized fleet. The increase from the prior quarter was largely driven by customer and geographical mix, but also by an increase in average pumping hours per day.

While utilization of our active fleets was low due to significant white space in our operations calendar, we continued to further increase our average pumping hours per active day to an all-time high of 14.4 hours. Our highest utilized fleets routinely pump more than 18 pumping hours per active day. This exemplifies our unwavering attention to efficiency and safety even during challenging times.

We have 6 fleets active today and currently expect to average 6 to 7 active fleets in the third quarter. However, with limited visibility we also expect white space to persist in our operations calendar for the foreseeable future.

These increased activity levels are accretive to the company as we are only pursuing work that provides a positive contribution margin; however, we expect gross profit to be minimal due to the low pricing for our services and certain fixed costs. The largest fixed costs are contractual in nature and are for items that are not being fully utilized at today’s activity levels.

Liquidity and Capital Resources

Capital expenditures were $0.4 million in the second quarter, down from $16.4 million in the first quarter as we took quick action to preserve liquidity. Due to the low number of fleets operating, we were able to utilize the pumps that were most recently rebuilt for our active fleets. In the third quarter, we will continue to minimize capital expenditures. We currently expect to incur total capital expenditures between $20 million and $25 million for 2020.

As of June 30, 2020, our borrowing base and therefore our maximum availability under our revolving credit facility was $9.0 million. As of June 30, 2020, there were no borrowings outstanding under the credit facility, and letters of credit totaling $4.0 million were issued, resulting in $5.0 million of availability under the credit facility. This availability requires us to maintain a minimum fixed charge coverage ratio (“FCCR”) of 1.0 to 1.0. At our next compliance date in August 2020, we expect our FCCR to be below the minimum. We are evaluating our options, which include modifying or terminating the credit facility.

As of June 30, 2020, we had $192.5 million of cash and $437.3 million of gross debt. Net debt, excluding unamortized discount and debt issuance costs, was $244.8 million. Additionally, at quarter end, total liquidity was $197.5 million, including $5.0 million of availability under our revolving credit facility.

Conference Call & Webcast

We do not expect to host a conference call and webcast to discuss financial results for the second quarter.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is an independent hydraulic fracturing service company and one of the only vertically integrated service providers of its kind in North America.

To learn more, visit www.FTSI.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that we define as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; supply commitment charges; gain on sale of equity interest in joint venture affiliate; acquisition or disposition transaction costs; and employee severance costs related to corporate-wide cost reduction initiatives. The most comparable financial measure to Adjusted EBITDA under GAAP is net income or loss. The company also uses Adjusted EBITDA per average active fleet on an annualized basis, which is a non-GAAP measure and is defined as Adjusted EBITDA divided by the average active fleets per quarter then multiplying the result by four, and Adjusted EBITDA per fully-utilized fleet on an annualized basis, which is a non-GAAP measure and is defined as Adjusted EBITDA divided by the number of fully-utilized fleets during a quarter then multiplying the result by four. We calculate the number of fully-utilized active fleets during a quarter by multiplying utilization percentage by the average active fleets during a quarter. We calculate utilization percentage by multiplying average active fleets by 78 then dividing the result by the total number of active days during a quarter. 78 is the total number of days an active fleet could be active during a quarter not including transition or move days during a quarter. Adjusted EBITDA, Adjusted EBITDA per average active fleet on an annualized basis and Adjusted EBITDA per fully-utilized fleet on an annualized basis are used by management to evaluate the operating performance of the business for comparable periods and Adjusted EBITDA is a metric used for management incentive compensation. Adjusted EBITDA, Adjusted EBITDA per average active fleet on an annualized basis and Adjusted EBITDA per fully-utilized fleet on an annualized basis should not be used by investors or others as the sole basis for formulating investment decisions, as they exclude a number of important items. We believe Adjusted EBITDA, Adjusted EBITDA per average active fleet on an annualized basis and Adjusted EBITDA per fully-utilized fleet on an annualized basis are important indicators of operating performance because they exclude the effects of the company’s capital structure and certain non-cash items from the company’s operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company's operating performance, although our definition of Adjusted EBITDA may differ from other industry peer companies.

Net debt, excluding unamortized discount and debt issuance costs is a non-GAAP financial measure that we define as total long-term debt plus current maturities of long-term debt plus unamortized discount and debt issuance costs less cash and cash equivalents. The most comparable financial measure to net debt under GAAP is long-term debt. Net debt is used by management as a measure of our financial leverage and helps our investors better understand our financial leverage. Net debt should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the company’s actual indebtedness.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding market expectations, expected margins, our average active fleets and fleet utilization in the third quarter, expected gross profit and pricing for our services, capital expenditures for 2020, our future deployment of additional fleets, our fixed charge coverage ratio at our next compliance date, increases in our net working capital in the third quarter, and other statements identified by words such as “could,” “should,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, further declines in domestic spending by the onshore oil and natural gas industry; continued volatility in oil and natural gas prices; the effect of a loss of, financial distress of, or decline in activity levels of, one or more significant customers; actions of the Organization of the Petroleum Exporting Countries, or OPEC, its members and other state-controlled oil companies relating to oil price and production controls; our inability to employ a sufficient number of key employees, technical personnel and other skilled or qualified workers; the price and availability of alternative fuels and energy sources; the discovery rates of new oil and natural gas reserves; the availability of water resources, suitable proppant and chemicals in sufficient quantities and pricing for use in hydraulic fracturing fluids; uncertainty in capital and commodities markets and the ability of oil and natural gas producers to raise equity capital and debt financing; our ability to manage the maturities of our term loan and senior notes; ongoing and potential securities litigation and other litigation and legal proceedings, including arbitration proceedings and our dispute with Covia Holdings Corporation regarding a terminated supply agreement; our ability to participate in consolidation opportunities within our industry; the ability to successfully manage the economic and operational challenges associated with a disease outbreak, including epidemics, pandemics, or similar widespread public health concerns, including the COVID-19 pandemic; the ultimate geographic spread, duration and severity of the COVID-19 outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain such outbreak or treat its impact; the ultimate duration and impact of geopolitical events that adversely affect the price of oil, including the Saudi-Russia price war earlier this year; and a deterioration in general economic conditions or a weakening of the broader energy industry. Any forward-looking statement made in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the SEC. The risk factors and other factors noted in our filings with the SEC could cause the company’s actual results to differ materially from those contained in any forward-looking statement.

Consolidated Statements of Operations (unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in millions, except per share amounts; shares in thousands)	2020	2020	2019	2020	2019
Revenue
Revenue	$29.5	$150.8	$225.8	$180.3	$447.4
Revenue from related parties	-	0.7	-	0.7	0.9
Total revenue	29.5	151.5	225.8	181.0	448.3

Operating expenses
Costs of revenue, excluding depreciation and amortization	28.9	114.6	164.8	143.5	326.9
Selling, general and administrative	13.2	17.7	21.7	30.9	45.3
Depreciation and amortization	20.2	21.4	22.8	41.6	45.2
Impairments and other charges	10.3	4.3	3.9	14.6	65.7
Loss (gain) on disposal of assets, net	0.2	(0.1)	(1.2)	0.1	(0.9)
Total operating expenses	72.8	157.9	212.0	230.7	482.2

Operating (loss) income	(43.3)	(6.4)	13.8	(49.7)	(33.9)

Interest expense, net	(7.4)	(7.3)	(7.7)	(14.7)	(15.9)
Gain on extinguishment of debt, net	-	2.0	(0.1)	2.0	0.4
Equity in net income of joint venture affiliate	-	-	-	-	0.6

(Loss) income before income taxes	(50.7)	(11.7)	6.0	(62.4)	(48.8)
Income tax expense	-	-	0.1	-	0.3

Net (loss) income	$(50.7)	$(11.7)	$5.9	$(62.4)	$(49.1)

Basic and diluted earnings per share	$(9.43)	$(2.18)	$1.08	$(11.61)	$(8.95)

Shares used in computing basic and diluted earnings per share	5,379	5,367	5,484	5,373	5,483

Consolidated Balance Sheets (unaudited)

	Jun. 30,	Mar. 31,	Dec. 31
(Dollars in millions)	2020	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$192.5	$199.2	$223.0
Accounts receivable, net	20.8	78.6	77.0
Accounts receivable from related parties, net	-	0.6	-
Inventories	40.0	43.6	45.5
Prepaid expenses and other current assets	5.8	15.0	7.0
Total current assets	259.1	337.0	352.5

Property, plant, and equipment, net	203.7	223.1	227.0
Operating lease right-of-use assets	21.1	22.5	26.3
Intangible assets, net	29.5	29.5	29.5
Investment in joint venture affiliate	-	-	-
Other assets	3.8	3.9	4.0
Total assets	$517.2	$616.0	$639.3

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities
Accounts payable	$16.8	$53.6	$36.4
Accrued expenses	13.0	25.2	22.9
Current maturities of long-term debt	67.2	-	-
Current portion of operating lease liabilities	13.0	13.8	14.3
Other current liabilities	12.8	14.6	11.6
Total current liabilities	122.8	107.2	85.2

Long-term debt	367.8	434.7	456.9
Operating lease liabilities	9.7	10.5	13.9
Other liabilities	35.0	34.6	45.6
Total liabilities	535.3	587.0	601.6

Stockholders' (deficit) equity
Total stockholders' (deficit) equity	(18.1)	29.0	37.7
Total liabilities and stockholders' (deficit) equity	$517.2	$616.0	$639.3

Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in millions)	2020	2020	2019	2020	2019
Cash flows from operating activities
Net (loss) income	$(50.7)	$(11.7)	$5.9	$(62.4)	$(49.1)
Adjustments to reconcile net loss (income) to net cash provided by operating activities:
Depreciation and amortization	20.2	21.4	22.8	41.6	45.2
Stock-based compensation	3.5	3.1	3.7	6.6	6.7
Amortization of debt discounts and issuance costs	0.5	0.4	0.4	0.9	0.9
Impairment of assets	-	-	2.7	-	5.5
(Gain) loss on disposal of assets, net	0.2	(0.1)	(1.2)	0.1	(0.9)
(Gain) loss on extinguishment of debt, net	-	(2.0)	0.1	(2.0)	(0.4)
Inventory write-down	3.9	0.6	1.1	4.5	3.5
Non-cash provision for supply commitment charges	5.9	3.2	0.1	9.1	56.7
Cash paid to settle supply commitment charges	(7.6)	(11.2)	(15.9)	(18.8)	(15.9)
Other non-cash items	(0.1)	0.9	(0.1)	0.8	(1.1)
Changes in operating assets and liabilities:
Accounts receivable	57.8	(2.4)	9.1	55.4	16.8
Accounts receivable from related parties	0.7	(0.7)	-	-	-
Inventories	(0.3)	1.3	7.1	1.0	4.6
Prepaid expenses and other assets	9.0	(8.1)	(8.9)	0.9	(8.6)
Accounts payable	(37.5)	16.2	(1.0)	(21.3)	(12.3)
Accrued expenses and other liabilities	(11.8)	2.3	(12.5)	(9.5)	(4.3)
Net cash (used in) provided by operating activities	(6.3)	13.2	13.4	6.9	47.3

Cash flows from investing activities
Capital expenditures	(0.4)	(16.4)	(14.8)	(16.8)	(26.5)
Proceeds from disposal of assets	-	0.1	1.2	0.1	1.3
Net cash used in investing activities	(0.4)	(16.3)	(13.6)	(16.7)	(25.2)

Cash flows from financing activities
Repayments of long-term debt	-	(20.6)	(5.0)	(20.6)	(31.3)
Repurchases of common stock	-	-	(4.6)	-	(4.6)
Taxes paid related to net share settlement of equity awards	-	(0.1)	(0.2)	(0.1)	(1.9)
Net cash used in financing activities	-	(20.7)	(9.8)	(20.7)	(37.8)

Net decrease in cash and cash equivalents	(6.7)	(23.8)	(10.0)	(30.5)	(15.7)
Cash and cash equivalents at beginning of period	199.2	223.0	172.1	223.0	177.8
Cash and cash equivalents at end of period	$192.5	$199.2	$162.1	$192.5	$162.1

Reconciliation of Net (Loss) Income to Adjusted EBITDA

	Three Months Ended			Six Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,	Jun. 30,	Jun. 30,
(Dollars in millions, except fleets)	2020	2020	2019	2020	2019
Net (loss) income	$(50.7)	$(11.7)	$5.9	$(62.4)	$(49.1)
Interest expense, net	7.4	7.3	7.7	14.7	15.9
Income tax expense	-	-	0.1	-	0.3
Depreciation and amortization	20.2	21.4	22.8	41.6	45.2
(Gain) loss on disposal of assets, net	0.2	(0.1)	(1.2)	0.1	(0.9)
(Gain) loss on extinguishment of debt, net	-	(2.0)	0.1	(2.0)	(0.4)
Stock-based compensation	3.5	3.1	3.7	6.6	6.7
Supply commitment charges	5.9	3.2	0.1	9.1	56.7
Inventory write-down	3.9	0.6	1.1	4.5	3.5
Impairment of assets	-	-	2.7	-	5.5
Employee severance costs	0.5	0.5	-	1.0	-
Adjusted EBITDA	(9.1)	22.3	43.0	13.2	83.4

Adjusted EBITDA	(9.1)	22.3	43.0	13.2	83.4
Average active fleets	5.0	16.0	21.0	10.5	20.5
Annualized adjusted EBITDA per average active fleet	(7.3)	5.6	8.2	2.5	8.1

Adjusted EBITDA	(9.1)	22.3	43.0	13.2	83.4
Fully-utilized fleets	2.3	14.0	18.2	8.2	17.6
Annualized adjusted EBITDA per fully-utilized fleet	$(15.8)	$6.4	$9.5	$3.2	$9.5

Average active fleets	5.0	16.0	21.0	10.5	20.5
Utilization %	46%	88%	87%	78%	86%
Fully-utilized fleets	2.3	14.0	18.2	8.2	17.6

Reconciliation of Long-term Debt to Net Debt

	Jun. 30,	Mar. 31,	Dec. 30,
(Dollars in millions)	2020	2020	2019
Term loan due April 2021	$67.4	$67.4	$90.0
Senior notes due May 2022	369.9	369.9	369.9
Total principal amount of debt	437.3	437.3	459.9

Less current portion of long-term debt	(67.2)	-	-
Less unamortized discount and debt issuance costs	(2.3)	(2.6)	(3.0)
Total long-term debt	367.8	434.7	456.9

Add current maturities of long-term debt	67.2	-	-
Add unamortized discount and debt issuance costs	2.3	2.6	3.0
Total principal amount of debt	437.3	437.3	459.9

Less cash and cash equivalents	(192.5)	(199.2)	(223.0)
Net debt	$244.8	$238.1	$236.9